Exhibit 99.1

FOR IMMEDIATE RELEASE

February 15, 2023

ART’S WAY MANUFACTURING ANNOUNCES TEN YEAR HIGH AGRICULTURAL PRODUCT SALES AND $1.2 MILLION OF OPERATING INCOME IN AGRICULTURAL PRODUCTS SEGMENT

ARMSTRONG, IOWA, February 15, 2023 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for fiscal 2022.

	For the Twelve Months Ended
	(Consolidated)
	November 30, 2022	November 30, 2021
Sales	$28,400,000	$24,965,000
Operating Income	$333,000	$523,000
Net Income	$98,000	$213,000
EPS	$0.02	$0.05
EPS	$0.02	$0.05

Weighted Average Shares Outstanding:
Basic	4,707,384	4,515,229
Diluted	4,707,384	4,515,229

Agricultural Products: Our Agricultural Products segment’s net sales for the 2022 fiscal year were $20,912,000 compared to $16,826,000 during the 2021 fiscal year, an increase of $4,086,000, or 24.3%. We continued to see strong commodity prices in fiscal 2022 which contributed to increased sales in grinder mixers, manure spreaders and our beet harvesting equipment for the second straight fiscal year. Our procurement team was able to navigate the difficult supply chain environment in fiscal 2022 and our production crew delivered on the increased demand. While the price of steel began to drop near the end of fiscal 2022, we saw component prices and manufacturing overhead increase in fiscal 2022. We utilized price increases to stay ahead of these rising costs in fiscal 2022 and maintain margins consistent with fiscal 2021. We also purchased three robotic weld cells and a high-definition plasma cutter in fiscal 2022 that we expect will increase manufacturing efficiencies, increase output and improve the quality of our products. We are focused on additional capital expenditures in fiscal 2023 to improve our operations as cash flow allows. We added some key personnel to our sales team in fiscal 2022 including a new director of sales, an inside salesman and an equipment support technician. We expect these roles to allow us to expand our dealer network and provide better customer support moving forward. We reported $1,205,000 in income from operations for the 2022 fiscal year compared to $599,000 in fiscal 2021 in this segment. While the increase in revenue largely drove the increase in operating income for fiscal 2022, our efforts to improve the business over the last few years put us in position to take advantage of better economic conditions. We focused heavily on improving our image in the agricultural industry through rebranding and customer satisfaction initiatives. We put added emphasis on quality and functionality of our products to meet our rugged customers’ demands. We’ve analyzed and diminished manufacturing inefficiencies that have bottlenecked our operations to allow for continued growth in the future.

Modular Buildings: Our Modular Buildings segment’s net sales for the 2022 fiscal year were $4,734,000 compared to $5,678,000 for the 2021 fiscal year, a decrease of $944,000, or 16.6%. The decrease in sales was due to a slow start to fiscal 2022 where we saw contract delays on active research project bids we expected to procure. We battled rising construction material costs for projects under fixed price contracts in fiscal 2022 which lead to decreased margins. In addition, we incurred additional labor expense as we maintained higher staffing levels through the first six months of fiscal 2022 under the expectation that large research contracts would be underway in early fiscal 2022. Contract delays led to overstaffing and we were faced with a difficult decision to retain employees in a tough job market knowing demand in the modular building market would increase. We reported a $(600,000) loss from operations for the 2022 fiscal year compared to $74,000 of income from operations in the fiscal 2021.

Tools segment: Our Tools segment’s net sales for the 2022 fiscal year were $2,754,000 compared to $2,461,000 for the 2021 fiscal year, an increase of $293,000, or 11.9%. The increase in sales is due to price increases to partially cover rising material and manufacturing overhead costs coupled with increased demand in fiscal 2022. Rising material input costs that outpaced our price increases put downward pressure on our margins along with manufacturing inefficiencies resulting from the competitive labor market and related shortages. We reported a $(272,000) loss from operations for the 2022 fiscal year compared to a $(150,000) loss from operations in fiscal 2021.

Consolidated sales: Our consolidated net sales totaled $28,400,000 for the 2022 fiscal year, which represents a 13.8% increase from our consolidated net sales of $24,965,000 for the 2021 fiscal year. The increase in revenue is due to increased demand in the Agricultural Products and Tools segments.

Consolidated income from operations: Consolidated income from operations for the 2022 fiscal year was $333,000 compared to income from operations of $523,000 in the 2021 fiscal year.

Consolidated net income per share: Income per basic and diluted share for the 2022 fiscal year was $0.02, compared to income per basic and diluted share from continuing operations of $0.05 for the same period in the 2021 fiscal year.

Backlog: Our backlogs of orders vary on a daily basis. Our Agricultural Products segment had a net backlog of approximately $9,549,000 as of February 6, 2023 compared to $10,513,000 on February 6, 2022. The strong demand in our Agricultural Products is continuing for the third straight fiscal year. We positioned ourselves in fiscal 2022 to more efficiently manufacture our products through the purchasing of robotic weld cells and a high-definition plasma cutter. We anticipate we will continue to see improved results as the strong agriculture demand continues. As of February 6, 2023, our Tools segment had approximately $556,000 of backlog compared to $578,000 from the same date in 2022. We continue to see heightened demand in this segment from our OEM and oil and gas industry customers. Our Modular Buildings segment had approximately of $4,985,000 of backlog as of February 6, 2023, compared to $1,243,000 on that date in 2022. The Modular Buildings segment had a slow first six months to start fiscal 2022 and our 2022 results were carried by agricultural building revenue. Our 2023 backlog numbers and research building quoting activity would lead us to believe we will see improved results in fiscal 2023. We expect that our order backlogs will continue to fluctuate as orders are received, filled, or canceled, and, due to dealer discount arrangements we may enter into from time to time, these figures are not necessarily indicative of future revenue.

“We are looking forward to another strong year in the agriculture segment as commodity prices and farm income remain favorable,” said David King, CEO of Art’s Way.  “Our early order program has generated record backlog for our agriculture equipment, booking over 50% of our expected annual budget. Despite continued supply chain disruptions and labor shortages, we have been successful in increasing our monthly shipments which is the result of the effort and hard work by our dedicated team of employees.”

Mr. King continued, “After experiencing a difficult year in 2022 both our Tools and Modular Building segments are seeing increased demand.  Along with continued strong demand for agricultural buildings, the Modular Building segment has seen several large research projects that were delayed in 2022 come under contract for 2023 which we expect will result in a strong revenue increase for the year.”

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 65 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 150 employees across three branch locations: Art’s Way Manufacturing in Armstrong, Iowa, Art’s Way Scientific in Monona, Iowa, and American Carbide Tool in Canton, Ohio. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has three reporting segments: Agricultural Products; Modular Buildings; and Tools.

For more information, contact: David King, Chief Executive Officer

712-208-8467

investorrelations@artsway-mfg.com

Or visit our website at www.artsway.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) potential growth in our business segments; (iii) future results, including but not limited to, revenue and margin expectations; (iv) our ability to increase production with capital investments and other activities, and (v) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and its effect on our supply chain and demand for our products, domestic and international economic conditions; our ability to attract and maintain an adequate workforce in a competitive labor market; the ongoing COVID-19 outbreak; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.